Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the following transactions (together, the “Transactions”): (i) the proposed acquisition by Seattle Genetics, Inc. (the “Company”) of Cascadian Therapeutics, Inc. (“Cascadian”) pursuant to an all cash tender offer for all outstanding shares of Cascadian’s common stock on a fully diluted basis for $10.00 per share (the “Offer Price”), for a total purchase price of approximately $614.1 million, which was announced on January 31, 2018 (the “Acquisition”) as if the Acquisition had been completed, and (ii) the assumed funding of $400 million aggregate principal amount of loans under a 364-day senior secured bridge loan facility (the “Bridge Facility”) and the utilization of the Bridge Facility to fund a portion of the Acquisition.

The historical pro forma combined balance sheet information as of September 30, 2017 is based upon and derived from the historical financial information of the Company and Cascadian and gives effect to the Transactions as if such transactions had occurred on September 30, 2017. The unaudited pro forma combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are also based upon and derived from the historical financial information of the Company and Cascadian and give effect to the Transactions as if they occurred on January 1, 2016. The historical consolidated financial information reflects adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma combined financial information, that the Company management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are generally recorded at their acquisition date fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Acquisition are based on preliminary estimates of fair value utilizing currently available information. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. Significant judgment is required in determining the estimated fair values of the net assets acquired, including in-process research and development intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. After the closing of the Acquisition, we will complete the valuations necessary to finalize the required purchase price allocation based upon the fair market values as of the actual closing date of the Acquisition, at which time the final allocation of the purchase price will be determined. The pro forma financial information contained in this current report on Form 8-K to which this unaudited pro forma combined financial information is attached as Exhibit 99.2 (the “Company 8-K”) is also based upon certain assumptions with respect to the funding of the Acquisition. In this regard, on January 31, 2018, the Company announced it has commenced an underwritten public offering of $550 million of shares of its common stock (the “Offering”). If completed, the Company intends to use the net proceeds of the Offering to fund a portion of the Acquisition in lieu of any borrowing pursuant to the Bridge Facility. The Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Offering may be completed, or as to the actual size or terms of the Offering. Accordingly, for purposes of preparation of this unaudited pro forma combined financial information, the Company has assumed that the funding of a portion of the Acquisition will consist of $400 million aggregate principal amount of loans under the Bridge Facility and that the Offering will not be completed. Further, if the net proceeds to the Company from the Offering or another financing are less than $400 million, the Company intends to use the proceeds from the Bridge Facility to finance the portion of the costs of the Acquisition that is not financed by the Offering or such other financing. In addition, whether the anticipated funding sources will be available will be subject to market and other conditions. As a result of the foregoing factors, the actual sources of funding and the terms on which it is obtained may not be the same as those reflected in the pro forma financial information. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, as well as between the assumed and actual sources of funding and terms, will occur and could have a material impact on the pro forma financial information. In this regard, changes in the assumptions described above with respect to the sources of funding would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, short-term investments, short-term debt, common stock and additional paid-in capital, and various components of the unaudited pro forma combined statements of operations, including interest expense, net loss per share and weighted-average shares used in computing net loss per share.

The unaudited pro forma combined financial information has been prepared by the Company management in accordance with SEC Regulation S-X Article 11 and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions been completed as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transactions are completed. In addition, the accompanying unaudited pro forma combined statement of operations do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring expenses and one-time transaction related costs that may be incurred as a result of the Transactions.

Certain financial information of Cascadian, as presented in its consolidated financial statements, has been reclassified to conform to the historical presentation in the Company’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2016 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as well as the historical consolidated financial statements of Cascadian included in Exhibit 99.3 to the Company 8-K.

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2017

(In thousands)

	Seattle Genetics, Inc.	Cascadian Therapeutics, Inc., as adjusted	Pro Forma Adjustments	Notes		Seattle Genetics, Inc. Unaudited Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$128,140	$12,739	$400,000	5	(A)
			(8,000)	5	(A)
			200,000	5	(B)
			(614,070)	5	(D)
			(16,000)	5	(E)	102,809
Short-term investments	322,258	89,259	(200,000)	5	(B)	211,517
Accounts receivable, net	90,432	—	—			90,432
Inventories	60,837	—	—			60,837
Prepaid expenses and other current assets (1)	18,905	1,555	—			20,460

Total current assets	620,572	103,553	(238,070)			486,055
Non-current assets:
Property and equipment, net	82,769	1,395	—			84,164
Long-term investments	19,967	10,981	—			30,948
Indefinite-lived intangible assets	—	—	300,000	5	(D)	300,000
Goodwill	—	16,659	258,454	5	(D)	275,113
Other non-current assets	129,775	799	—			130,574

Total assets	$853,083	$133,387	$320,384			$1,306,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities (1)	$119,978	$8,733	$—			$128,711
Current portion of deferred revenue	32,811	—	—			32,811
Short-term debt	—	—	400,000	5	(A)
			(8,000)	5	(A)	392,000

Total current liabilities	152,789	8,733	392,000			553,522
Long-term liabilities:
Deferred revenue, less current portion	37,901	—	—			37,901
Deferred tax liability	—	—	63,000	5	(D)	63,000
Deferred rent and other long-term liabilities (1)	2,685	38	—			2,723

Total long-term liabilities	40,586	38	63,000			103,624
Stockholders’ equity:
Common stock	144	353,852	(353,852)	5	(C)	144
Additional paid-in capital	1,774,936	388,362	(388,362)	5	(C)	1,774,936
Accumulated other comprehensive income (loss)	17,997	(5,092)	5,092	5	(C)	17,997
Accumulated deficit	(1,133,369)	(612,506)	612,506	5	(C)
			(10,000)	5	(E)	(1,143,369)

Total stockholders’ equity	659,708	124,616	(134,616)			649,708

Total liabilities and stockholders equity	$853,083	$133,387	$320,384			$1,306,854

(1) Certain reclassifications have been made to the historical Cascadian Balance Sheet at September 30, 2017 to conform to the Pro Forma presentation of the Company.

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2016

(In thousands, except for share data)

	Seattle Genetics, Inc.	Cascadian Therapeutics, Inc.	Pro Forma Adjustments	Notes	Seattle Genetics, Inc. Unaudited Pro Forma Combined
Revenues:
Net product sales	$265,766	$—	$—		$265,766
Collaboration and license agreement revenues	84,926	—	—		84,926
Royalty revenues	67,455	—	—		67,455

Total revenues	418,147	—	—		418,147
Costs and expenses:
Cost of sales	28,168	—	—		28,168
Cost of royalty revenues	14,149	—	—		14,149
Research and development	379,308	27,467	—		406,775
Selling, general and administrative	139,247	17,630	—		156,877
Intangible asset impairment	—	19,738	—		19,738

Total costs and expenses	560,872	64,835	—		625,707

Loss from operations	(142,725)	(64,835)	—		(207,560)
Investment and other income, net	2,614	222	—		2,836
Income tax benefit	—	6,908	—		6,908
Interest expense	—	—	(41,245)	6(A)	(41,245)

Net loss	$(140,111)	$(57,705)	$(41,245)		$(239,061)

Deemed dividend	—	(2,588)	—		$(2,588)

Net loss attributable to common stockholders	$(140,111)	$(60,293)	$(41,245)		$(241,649)

Net loss per share:
Basic	$(1.00)				$(1.72)
Diluted	$(1.00)				$(1.72)
Weighted-average shares used in computing net loss per share:
Basic	140,746				140,746
Diluted	140,746				140,746

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2017

(In thousands, except for share data)

	Seattle Genetics, Inc.	Cascadian Therapeutics, Inc.	Pro Forma Adjustments	Notes		Seattle Genetics, Inc. Unaudited Pro Forma Combined
Revenues:
Net product sales	$223,841	$—	$—			$223,841
Collaboration and license agreement revenues	82,779	—	—			82,779
Royalty revenues	46,025	—	—			46,025

Total revenues	352,645	—	—			352,645
Costs and expenses:
Cost of sales	24,555	—	—			24,555
Cost of royalty revenues	13,900	—	—			13,900
Research and development	346,196	31,011	—			377,207
Selling, general and administrative	118,783	9,930	—			128,713
Intangible asset impairment	—	—	—			—

Total costs and expenses	503,434	40,941	—			544,375

Loss from operations	(150,789)	(40,941)	—			(191,730)
Investment and other income, net	84,460	769	—			85,229
Income tax (benefit) provision	—	—	—			—
Interest expense	—	—	(27,184)	6	(A)	(27,184)

Net loss	$(66,329)	$(40,172)	$(27,184)			$(133,685)

Deemed dividend	—	(982)	—			$(982)

Net loss attributable to common stockholders	$(66,329)	$(41,154)	$(27,184)			$(134,667)

Net loss per share:
Basic	$(0.46)					$(0.94)
Diluted	$(0.46)					$(0.94)
Weighted-average shares used in computing net loss per share:
Basic	142,876					142,876
Diluted	142,876					142,876

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

1.	Description of transactions

The Acquisition: On January 30, 2018, Cascadian Therapeutics, Inc. (“Cascadian”), a Delaware corporation, Seattle Genetics, Inc. (the “Company”) and Valley Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Purchaser”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Purchaser will commence an offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Cascadian at a price of $10.00 per share in cash, payable net to the holder in cash (the “Offer Price”), without interest, less any applicable withholding taxes and (ii) as soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into Cascadian (the “Merger”) pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and Cascadian will survive as the Company’s subsidiary. At the effective time of the Merger, any shares of Cascadian common stock not purchased pursuant to the Offer, other than shares owned by stockholders who are entitled to demand and properly demand appraisal rights in accordance with Section 262 of the DGCL and who have otherwise complied with all applicable provisions of Section 262 of the DGCL, and shares owned by the Company, Purchaser or any other direct or indirect wholly owned subsidiary of the Company and shares owned by Cascadian or any direct or indirect wholly owned subsidiary of Cascadian, and in each case not held on behalf of third parties, will be automatically converted into the right to receive cash in an amount equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of taxes. The proposed Offer and Merger are referred to together as the “Acquisition.” The obligations of the Company and Purchaser to complete the Offer are subject to customary closing conditions, including (i) there being validly tendered and not validly withdrawn prior to the expiration date of the Offer, at least a majority of the outstanding shares of Cascadian common stock on a fully-diluted basis, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, or the HSR Act, (iii) the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Offer, (iv) the accuracy of Cascadian’s representations and warranties under the Merger Agreement subject to the materiality standards set forth in the Merger Agreement, (v) the performance by Cascadian of its obligations under the Merger Agreement in all material respects and (vi) since the date of the Merger Agreement, that there will not have occurred (and be continuing) a Company Material Adverse Effect (as defined in the Merger Agreement). Completion of the Merger is conditioned on the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Merger and that Purchaser (or the Company on Purchaser’s behalf) have accepted for payment and paid for all shares of Cascadian common stock validly tendered (and not validly withdrawn) pursuant to the Offer.

The Bridge Facility: In connection with the Acquisition, the Company entered into a commitment letter (the “Commitment Letter”), dated as of January 30, 2018, with Barclays Bank PLC and JPMorgan Chase Bank, N.A. (together, the “Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties committed to provide a 364-day senior secured bridge loan facility (the “Bridge Facility”) in an aggregate principal amount of up to the lesser of (x) $400,000,000 and (y) 1.3333 multiplied by the “minimum liquidity amount,” as set forth in the Commitment Letter, to fund part of the consideration for the Acquisition and fees and expenses related thereto. Pursuant to the Commitment Letter, the Bridge Facility will be subject to certain customary reductions in amounts upon any public or private issuance or sale by the Company of its shares, equity interests, bank facilities or debt securities prior to the consummation of the Acquisition. The funding of the Bridge Facility is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) the consummation of the Acquisition in accordance with the Merger Agreement.

On January 31, 2018, the Company announced it has commenced an underwritten public offering of $550 million of shares of its common stock (the “Offering”). If completed, the Company intends to use the net proceeds of the Offering to fund a portion of the Acquisition in lieu of any borrowing pursuant to the Bridge Facility. The Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Offering may be completed, or as to the actual size or terms of the Offering. Accordingly, for purposes of preparation of this unaudited pro forma combined financial information, the Company has assumed that the funding of a portion of the Acquisition will consist of $400 million aggregate principal amount of loans under the Bridge Facility and that the Offering will not be completed. Further, if the net proceeds to the Company from the Offering or another financing are less than $400 million, the Company intends to use the proceeds from the Bridge Facility to finance the portion of the costs of the Acquisition that is not financed by the Offering or such other financing.

2.	Basis of presentation

The historical consolidated financial information of the Company has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions ASC 805. The unaudited pro forma combined financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The adjustments to reflect the acquisition method of accounting are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3.	Preliminary Purchase Price Allocation

The preliminary determination of the fair value of the acquired net assets, assuming the Acquisition had closed on September 30, 2017, is as follows (in thousands, except share and per share data):

	Amount	Note Reference
Cash consideration to basic shares outstanding ($10.00 per share)	$506,185
Cash considerations to preferred shares	72,490
Cash consideration to options	11,145
Cash consideration to restricted stock units	24,250

Total cash consideration transferred	614,070

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired as of September 30, 2017	124,616
Less transaction costs expected to be assumed by Cascadian	(6,000)	5	(E)
Adjusted net book value of of assets acquired	118,616
Indefinite-lived intangible assets (IPR&D)	300,000
Deferred tax impact of fair value adjustments	(63,000)

Adjustment to goodwill	$258,454

Cash and cash equivalents, investments, and other tangible assets and liabilities: The carrying amounts of tangible assets and liabilities were assumed to approximate current fair value.

Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located. Cascadian has significant deferred tax assets, primarily related to tax benefits from losses carried forward and tax credits, which have historically been fully offset by valuation allowances. Due to the anticipated requirement to continue to maintain full valuation allowances after the merger, as well as potential limitations on the use of Cascadian NOLs based on IRS Sections 382 limitations, no value has been ascribed to the net deferred tax assets in the preliminary purchase accounting analysis.

Intangible Assets –In-process research and development: In-process research and development represents incomplete research and development projects at Cascadian. Management estimated that $300 million of the acquisition consideration represents the fair value of acquired in-process research and development. The fair value of in-process research and development was determined using the income approach, including the application of probability factors related to the likelihood of success of the respective products reaching final development and commercialization. It also took into consideration information and certain program-related documents and forecasts prepared by management. The fair value of in-process research and development will be capitalized as of the acquisition date and subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

The final determination of the fair value of the identifiable net assets acquired may change significantly from these preliminary estimates. The actual acquisition accounting of the merger will be based on the fair value of the acquisition consideration and the fair values of Cascadian’s assets and liabilities as of the closing date.

Goodwill: Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets were the acquired workforce of experienced personnel, intellectual property, skill sets, operations, and organizational cultures that can be leveraged to enable us to build a successful combined enterprise. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

4.	Accounting policies

Following the Acquisition, the Company will conduct a review of accounting policies of Cascadian in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences among the accounting policies of the Company and Cascadian that, when conformed, could have a material impact on this unaudited pro forma combined financial information. During the preparation of this unaudited pro forma combined financial information, the Company was not aware of any material differences between accounting policies of the Company and Cascadian, except for certain reclassifications necessary to conform to the Company’s financial presentation, and accordingly, this unaudited pro forma combined financial information does not assume any material differences in accounting policies among the Company and Cascadian.

5.	Unaudited Pro Forma Combined Balance Sheet Adjustments

A.	Represents the estimated net proceeds of $400 million from the Bridge Facility (in thousands, except share data) offset by a $6.0 million estimated commitment fee and a $2.0 million estimated funding fee:

Summary Terms

Description of Bridge Facility	Up to $400 million aggregate principal amount under a 364-day senior secured bridge loan facility

LIBOR Floor	1.00%

Fees	• Commitment fee: 1.50% • Funding fee: 1.25% with 75 bps rebate if taken out within 60 days, 50 bps rebate if taken out within 61-90 days and no rebate thereafter

B.	Represents the liquidation of the Company’s investments to provide cash for the acquisition.

C.	Represents the elimination of Cascadian’s historical common stock, additional paid-in capital, accumulated other comprehensive income, preferred stock and retained earnings.

D.	Represents the purchase price allocation of the acquisition of Cascadian, based on the relative fair values of the acquired assets. See Note 3 above.

E.	No transaction-related transaction costs have been expensed in the Company’s or Cascadian’s historical statements of operations and therefore an adjustment is not required to the unaudited pro forma combined statements of operations. The unaudited pro forma combined balance sheet reflects $16.0 million of future estimated acquisition-related transaction costs for the Company and Cascadian, as a $16.0 million reduction of cash with a corresponding decrease of $10.0 million to accumulated deficit for the Company transaction costs and a reduction of $6.0 million of assumed net assets for Cascadian transaction costs. Such costs have not been reflected in the pro forma statements of operations as they are nonrecurring.

6.	Unaudited Pro Forma Combined Statement of Operations

A.	Based on the Commitment Letter, the interest rate on the Bridge Facility is assumed to be equal to the LIBOR rate, plus an applicable margin of 6.0% per annum, increasing 50 bps every three months (subject to a 1.00% LIBOR floor). This adjustment also includes the amortization of original issue discount (“OID”) and deferred financing costs. Deferred financing costs include bank fees, financial advisory, legal, and other professional fees. These costs are deferred and recognized over the one-year term of the debt agreement using the straight-line method.

The interest rate used for purposes of preparing the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2016 was 8.31%, which was derived by utilizing the 6.0% per annum applicable margin plus the 1.56% monthly LIBOR rate as of January 24, 2018 as well as 0.75% attributable to the average of the quarterly 50 bps increases noted above. In addition, interest expense includes $8.0 million ($6.0 million estimated commitment fee and a $2.0 million estimated funding fee) of OID and deferred financing costs.

The interest rate used for purposes of preparing the accompanying unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 was 9.06%, which was derived by utilizing the 6.0% per annum applicable margin plus the 1.56% monthly LIBOR rate as of January 24, 2018 as well as the full 1.50% increase during the subsequent three quarters noted above.

This rate may be considerably different from the actual interest rates incurred based fluctuations in the LIBOR rate.

A 0.125% change in interest rate would result in a $500,000 increase or decrease in interest expense for the year ended December 31, 2016 and a $375,000 increase or decrease for the nine months ended September 30, 2017.

7.	Unaudited Pro Forma Adjustments for Equity Offering

A.	If the Offering is completed, the Company intends to use the net proceeds of the Offering to fund a portion of the Acquisition in lieu of any borrowing pursuant to the Bridge Facility. Therefore, changes to the sources of funding would result in changes to various components of the unaudited pro forma combined balance sheet and unaudited pro forma combined statements of operations as follows:

The short term debt adjustment of $400 million would not be incurred and would not be reflected on the unaudited pro forma balance sheet in cash or in short-term debt. Interest expense presented in the unaudited pro forma combined statement of operations of $27.2 million for the nine months ended September 30, 2017 is no longer incurred. Of the $41.3 million of interest expense adjustment presented for the year ended December 31, 2016, only $6.0 million would be incurred as a result of the Commitment fee, which would also be recorded on the balance sheet as a reduction in cash and accumulated deficit.

The unaudited pro forma balance sheet would reflect $524.6 million of net proceeds from the Offering after deducting the underwriting discounts and commissions and incremental estimated transaction costs of $700,000 for the Offering. With the exception of estimated transaction costs that would reduce cash and accumulated deficit, the net proceeds would be recorded in cash and allocated to common stock and accumulated paid-in capital based on par value of $0.001.

The number of shares issued under the Offering would be added to the weighted average shares for each period for purposes of computing pro forma net loss per share.